Exhibit 99.1

Cost Plus, Inc. Reports First Quarter Results and Provides Outlook for the Second Quarter

Oakland, CA — May 20, 2010 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its first quarter ended May 1, 2010 and provided financial guidance for the second quarter of fiscal 2010.

First Quarter Highlights:

•	Same store sales increased 5.6% compared with a 8.9% decrease for the same quarter last year

•	Customer count increased 7.4%

•	Gross profit rate increased 450 basis points to 30.5% versus 26.0% for the same quarter last year

•	Loss from continuing operations before interest and taxes (EBIT) was $7.3 million, a $15.1 million improvement over the $22.3 million EBIT loss for the same quarter last year

•	Net loss for the quarter was $10.3 million, a $31.3 million reduction, compared to a $41.6 million net loss for the same quarter last year

•	Achieved Non-GAAP EBITDA of $1.7 million, excluding store closure costs

First Quarter Results from Continuing Operations

Net sales for the first quarter of fiscal 2010 were $189.2 million, a 2.7% increase compared to $184.3 million for the first quarter of fiscal 2009. Same store sales for the first quarter of fiscal 2010 increased 5.6% compared to an 8.9% decrease for the same quarter last year and exceeded the high end of guidance previously reported, which was an increase in the range of a 3% to 5%. Customer count for the first quarter of fiscal 2010 increased 7.4%, offset by a 1.6% reduction in the average ticket per customer.

Gross profit rate was 30.5% for the first quarter of fiscal 2010 versus 26.0% for the same quarter last year. The 450 basis point increase was primarily due to improvement in merchandise margin, as well as lower occupancy expenses compared to the same quarter last year and the leveraging of those expenses on higher same store sales.

Barry Feld, President and Chief Executive Officer, commented, “I am pleased with our first quarter results. During the quarter, we made significant progress towards restoring gross margin by securing pricing concessions with our vendors that allowed for lower retail price points and reduced the need for promotional markdowns. Additionally, we continue to expand the use of alternate layered media and our loyalty program to drive new customer acquisition and shopping frequency which is delivering the necessary results. We believe that our first quarter results illustrate that we are firmly on the path to achieving our goal of positive EBITDA for the full year.”

Selling, general and administrative (SG&A) expenses for the first quarter of fiscal 2010 were $62.1 million versus $64.5 million for the same quarter last year. The decrease in SG&A expenses for the first quarter was due to the Company’s prior year cost-cutting initiatives, including store closures, which resulted in lower payroll, advertising and other controllable expenses.

For the first quarter of fiscal 2010, the Company reported a loss from continuing operations before interest and taxes (or “EBIT” loss) of $7.3 million and exceeded the high end of guidance previously reported, which was in the range of an $11 million to $13 million EBIT loss. The following table provides comparable EBIT and EBITDA results on a GAAP and non-GAAP basis:

	First Quarter
(Dollars in thousands)	FY10	FY09
Loss from continuing operations before interest and taxes (EBIT)	$(7,252)	$(22,342)

Excluding impact of:

Store closure costs-continuing operations	2,714	5,747

Non-GAAP EBIT	$(4,538)	$(16,595)

Less impact of depreciation and amortization-continuing operations	6,231	7,851

Non-GAAP EBITDA, as adjusted	$1,693	$(8,744)

Net loss on a GAAP basis for the first quarter of fiscal 2010 was $10.3 million or $0.47 per diluted share versus a loss of $41.6 million or $1.88 per diluted share for the first quarter of fiscal 2009.

The Company ended the quarter with $61.7 million in borrowings and $10.0 million in letters of credit outstanding under its asset-based credit facility compared to $58.9 million in borrowings and $11.2 million in letters of credit at the end of the first quarter last year. The revolving credit facility is asset-based and expires in June 2012. As a result of its credit agreements, inventory reductions and capital expenditure requirements, the Company’s liquidity position is sufficient to meet planned expenditures through the next 12 months.

The Company relocated one store and closed five stores in the first quarter of fiscal 2010 versus opening no new stores and closing 26 stores in the first quarter of fiscal 2009. All five stores closed during the first quarter of fiscal 2010 are included in continuing operations compared with eight store closures included in continuing operations in the first quarter of fiscal 2009. The Company ended the first quarter of fiscal 2010 with 263 stores in 30 states versus 270 stores in 30 states at the end of the first quarter last year.

Second Quarter Fiscal 2010 Outlook

For the second quarter of fiscal 2010, the Company expects net sales in the range of $189 million to $192 million, based on a same store sales increase in the range of 5% to 7% compared to a same store sales decrease of 10.9% for the second quarter of fiscal 2009. Gross profit margin for the second quarter is expected to be 320 to 340 basis points higher than the second quarter of fiscal 2009, which was 26.2%.

For the second quarter of fiscal 2010, the Company is projecting a loss from continuing operations before interest and taxes in the range of $7 million to $9 million versus a loss of $16.8 million for the second quarter of fiscal 2009. Depreciation and net interest expense are projected to be $6 million and $3 million respectively, resulting in an EBITDA loss in the range of $1 million to $3 million versus a $9.2 million EBITDA loss for the second quarter of fiscal 2009.

The Company does not intend to open or close any stores during the second quarter of fiscal 2010 versus closing one store in the second quarter last year.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of May 20, 2010, the Company operated 263 stores in 30 states.

The Company’s first quarter earnings conference call will be today, May 20, 2010, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-599-9795 and the access code is 41007082. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay is available at 888-286-8010, Access Code: 43179268 from 4:30 p.m. PT Thursday, May 20, 2010 to 4:30 p.m. PT on Thursday, May 27, 2010. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

This release references non-GAAP income from continuing operations before interest and taxes (or “EBIT”) and the non-GAAP financial measure of earnings before, interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude store closure costs. The Company believes that the non-GAAP financial measures allow management and investors to understand and compare the Company’s operating results in a more consistent manner for the first quarter of fiscal 2010, the non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

This press release contains “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such “forward-looking statements” include, but are not limited to, our liquidity position for the next 12 months, our financial guidance for the second quarter of fiscal 2010, and achieving positive EBITDA for fiscal 2010. The risks and uncertainties include, but are not limited to: continued deterioration in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	First Quarter
	May 1, 2010		May 2, 2009
Net sales	$189,214	100.0%	$184,260	100.0%
Cost of sales and occupancy	131,558	69.5	136,342	74.0

Gross profit	57,656	30.5	47,918	26.0

Selling, general and administrative expenses	62,088	32.8	64,513	35.0
Store closure costs	2,714	1.4	5,747	3.1
Store preopening expenses	106	0.1	—	0.0

Loss from continuing operations, before interest and taxes	(7,252)	(3.8)	(22,342)	(12.1)
Net interest expense	2,722	1.4	2,836	1.5

Loss from continuing operations before income taxes	(9,974)	(5.3)	(25,178)	(13.7)
Income tax expense	158	0.1	212	0.1

Loss from continuing operations	(10,132)	(5.4)	(25,390)	(13.8)

Loss from discontinued operations	(179)	(0.1)	(16,189)	(8.8)

Net loss	$(10,311)	(5.4)%	$(41,579)	(22.6)%

Net loss per diluted share from continuing operations	$(0.46)		$(1.15)
Loss per diluted share from discontinued operations	$(0.01)		$(0.73)
Net loss per diluted share	$(0.47)		$(1.88)

Weighted average shares outstanding - diluted	22,087		22,087

New stores opened	1		0

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	May 1, 2010	May 2, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,680	$2,468
Merchandise inventories, net	182,857	191,946
Other current assets	18,794	18,891

Total current assets	204,331	213,305

Property and equipment, net	158,366	182,879
Other assets, net	3,882	4,524

Total assets	$366,579	$400,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,194	$48,317
Accrued compensation	14,382	13,587
Current portion of long-term debt	888	836
Other current liabilities	28,543	35,864

Total current liabilities	95,007	98,604

Long-term portion of revolving line of credit	61,700	58,924
Capital lease obligations	6,676	7,000
Long-term debt - distribution center lease obligations	112,505	113,375
Other long-term obligations	26,600	27,714

Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	171,663	170,615
Accumulated deficit	(107,793)	(75,745)

Total shareholders’ equity	64,091	95,091

Total liabilities and shareholders’ equity	$366,579	$400,708

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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